Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 13, 2022, with respect to the Statement of Revenues and Direct Expenses of the Uinta Basin Assets for the year ended December 31, 2021. We consent to the incorporation by reference of the aforementioned report in this Registration Statement. We also consent to the reference to us under the heading “Experts”.

/s/ EEPB

Houston, Texas

May 18, 2022